Stephen J. Schoepfer, President & COO
JAG Media Holdings, Inc.
(609) 945-0405
steve@jagnotes.com

JAG Media Holdings, Inc. Announces a Further Update of the Status of Its
Acquisition of CardioGenics Inc.

Boca Raton, FL, June 30, 2009 - JAG Media Holdings, Inc. (OTCBB: JAGH) announced today a further update of the status of its acquisition of CardioGenics Inc. by its Ontario, Canada subsidiary, CardioGenics ExchangeCo. Inc. The closing date for the acquisition, currently scheduled for June 30, 2009, has been rescheduled to a date on or before July 17, 2009 to allow the parties sufficient time to attend to the remaining closing matters, such as the completion of the required pro forma financials for the transaction, the Current Report on Form 8-K for the transaction that will be filed on or about the closing, and certain other documents and matters required to be completed prior to the closing. All parties are dedicating their full resources to execute the remaining matters for the closing.

As previously announced, the closing of the transaction remains subject to (a) the relevant parties to the transaction entering into a “Support Agreement” and “Voting and Exchange Trust Agreement,” prior to the closing, enabling Exchangeco to fulfill its obligations with respect to the Exchangeable Shares; (b) CardioGenics closing on private placements of not less than $1,500,000; (c) the completion of the pro forma financial statements for the transaction based on CardioGenics’ and JAG Media’s relevant financial statements; (d) the CardioGenics shareholders and debenture holders making certain deliveries, prior to the closing, as set forth in the share purchase agreement; and (e) the satisfaction of various customary conditions to closing.

In light of the anticipated CardioGenics closing, the Company would once again like to call to the attention of our shareholders that a number of Class A common shares and Series 1 Class B common shares, which were the subject of a 2004 recapitalization undertaken by the Company, and JagNotes.com Inc. common shares, which were the subject of a 2002 recapitalization undertaken by the Company, remain outstanding and unexchanged in accordance with the terms of the respective recapitalizations. Since such shares no longer have any voting rights and only represent the right to be exchanged for the applicable number of current JAG Media common shares in accordance with the respective recapitalizations, we urge all shareholders who hold any of these recapitalized classes of common shares to exchange them for JAG Media common shares prior to the scheduled closing date of the CardioGenics acquisition. If you are unsure whether you own any of these recapitalized classes of common shares or believe you may have lost your stock certificate representing such shares, you can contact the Company’s transfer agent, Transfer Online, Inc., to determine if you are a registered owner of any of these classes of common shares or to make arrangements to replace and exchange any lost certificates. Likewise, if you have your certificate(s) for any of these classes of recapitalized common shares, the transfer agent can assist you in exchanging such shares for the applicable number of shares of JAG Media common stock. The transfer agent can be contacted at:

Transfer Online, Inc.
317 SW Alder Street, 2nd Floor
Portland, OR 97204
Tel: 503.227.2950
Fax: 503.227.6874

Attention: Aaron White
E-mail: aaron@transferonline.com

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product.

About CardioGenics Inc.

CardioGenics develops technology and products targeting the immunoassay segment of the In-Vitro Diagnostic testing market. CardioGenics has developed the QL Care Analyzer, a proprietary Point Of Care immuno-analyzer, which will run a number of diagnostic tests under development by CardioGenics, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, CardioGenics has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. CardioGenics’ principal offices are located in Mississauga, Ontario, Canada.